Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Clarion Partners Real Estate Income Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$42,636,801	0.0001531	$6,527.69

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$42,636,801

Total Fees Due for Filing			$6,527.69

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$6,527.69